ALFRED V. GRECO PLLC
                    A PROFESSIONAL LIMITED LIABILITY COMPANY
                                666 FIFTH AVENUE
                               NEW YORK, NY 10103
                               TEL. 212/ 246 6550
                                FAX 212/ 582 0176

Alfred V. Greco
Attorney at Law


Securities & Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549
Attn: Section of Filings and Reports

Re: Atlantis Business Development Corporation (the "Company")

2004 Executive and Employee Benefit and Stock Option Plan- Form S-8

Gentlemen:

In connection with the filing of the above referenced registration statement on Form S-8, the undersigned has been requested to render an opinion concerning 2,000,000 shares of common stock which are the subject of said registration statement. In this connection the undersigned has reviewed the Company's 2004 Executive and Employee Benefit and Stock Option Plan, the Company's Certificate of Incorporation, its By-Laws, minutes and other relevant documents of the corporation.

Based upon the foregoing, the undersigned is of the opinion that (a) 2,000,000 shares of common stock of the Company par value $.001 per share have been duly authorized for issuance from time to time and pursuant to exercise of options under the Company's 2004 Executive and Employee Benefit and stock Option Plan (the "Plan") and, upon exercise of options issued pursuant to the Plan, and payment of consideration therefore, such shares, when issued, shall be validly issued, fully paid and non-assessable shares of the corporation.

The undersigned consents to the use of his name and the name of this firm in connection with the filing of the above referenced registration statement with the Securities & Exchange Commission.

Very truly yours,

/s/ Alfred V Greco
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Alfred V Greco



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